Exhibit 23(m)(4) under Form N-1A
Exhibit 1 under Item 601/Reg. S-K

FEDERATED SECURITIES CORP.
1001 Liberty Avenue
Pittsburgh, PA  15222

November 21, 2008

Federated Municipal Securities Income Trust (the “Trust”)
On behalf of Federated Ohio Municipal Income Fund
2800 Corporate Drive
Pittsburgh, PA  15237

RE: Rule 12b-1 Fee Waiver

Dear Trust:

On behalf of your series Federated Ohio Municipal Income Fund (the “Fund”), we hereby agree to waive Rule 12b-1 fees for a period of two years beginning on the date of the reorganization of the Fifth Third Ohio Municipal Bond Fund into the Fund as follows:

	Stated Fee	Waiver	Net Fee

Class A Shares	5 basis points	5 basis points	0 basis points

Class F Shares	40 basis points	15 basis points	25 basis points

Sincerely,

FEDERATED SECURITIES CORP.

By:  /s/ Thomas R. Donahue
Name:  Thomas R. Donahue
Title:    Executive Vice President